Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Quinlan, Vice President & CFO

Neogen Corporation, 517/372-9200

Herbert resigns as Neogen’s Chairman; Borel named as successor

LANSING, Mich., April 10, 2020 — Neogen Corporation (NASDAQ: NEOG) announced today that James Herbert has resigned as its chairman, and he has been succeeded by Jim Borel. Herbert will continue to serve on Neogen’s Board of Directors until his term expires in October 2020.

Herbert, 79, is a founder of Neogen, and served as the company’s CEO from its founding in 1982 until July 2017, when John Adent was named to the role. Herbert has served on Neogen’s Board since its inception, and had served as its chairman since 2006. “I am proud of all that Neogen has become during my 37 years,” said Herbert.

“Clearly, Neogen would not exist without Jim Herbert’s tremendous talent, vision and drive,” said Adent, Neogen’s president and CEO. “He saw a need for what Neogen could become, and has worked tirelessly to achieve his dream. This is not a good-bye, but on behalf of all of Neogen’s employees and other stakeholders past and present, I’d like to thank Jim for everything he has done to make Neogen the great company it is today.”

Borel, 64, has served on Neogen’s Board since 2016. He retired in 2016 from DuPont, where he was executive vice president and a member of DuPont’s Office of the Chief Executive, with responsibility for the agriculture and food ingredients businesses of DuPont, as well as several corporate functions. Borel has over 42 years of experience in the global agriculture and food industry.

“Neogen’s track record of success and leadership over the years is impressive,” said Borel. “I look forward to working with John and the Board to help Neogen continue to grow its results and impact.”

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in worldwide biosecurity products, animal genomics testing, and the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals and veterinary instruments.

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